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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 17, 2005

                                BRADY CORPORATION
             (Exact name of registrant as specified in its charter)

                         Commission File Number 1-14959

           Wisconsin                                       39-0971239
  (State of Incorporation)                     (IRS Employer Identification No.)


                            6555 West Good Hope Road
                           Milwaukee, Wisconsin 53223
              (Address of Principal Executive Offices and Zip Code)


                                 (414) 358-6600
                         (Registrant's Telephone Number)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 17, 2005, the Class B voting shareholders approved the Brady Corporation 2005 Nonqualified Stock Option Plan for Non-Employee Directors ("the Plan"). Under the terms of the Plan, 300,000 Class A Non-Voting Common Shares ("Stock") are reserved for issuance upon exercise of options granted under the Plan. Each non-employee Director who first becomes a Director after July 26, 2005 shall automatically be granted an option to purchase 10,000 shares of Stock on the first day of such individual's first term of service on the Corporation's Board of Directors. On the date of each annual meeting of shareholders of the Corporation, each non-employee Director who will continue service as a Director after such annual meeting shall automatically be granted an option to purchase 6,000 shares of Stock.

The purchase price of the Stock under each option granted under the Plan shall be 100% of the fair market value of the Stock on the date such option is granted. The options granted under the Plan vest at a rate of one-third per year and are fully vested three years from the grant date. The term of the options is ten years. If a Director ceases service on the Board of Directors following at least three years of service on the Board, any unexercised, unexpired options granted under the Plan shall immediately become 100% vested and fully exercisable within one year of ceasing service. However, if a Director ceases service due to death or disability, there is no length of service requirement.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BRADY CORPORATION

Date: November 30, 2005                 /s/ David Mathieson
                                        ------------------------------
                                        David Mathieson
                                        Vice President &
                                        Chief Financial Officer